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                                                                    EXHIBIT 99.6

                        [REVOLUTION PARTNERS LETTERHEAD]

                       CONSENT OF REVOLUTION PARTNERS, LLC

         We hereby consent to (i) the use of our opinion letter dated January 11, 2004 to the Board of Directors of Optika Inc. (the "Company") included in Annex F to the Joint Proxy Statement/Prospectus relating to the proposed combination of the Company and Stellent, Inc., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                    REVOLUTION PARTNERS, LLC


                                                    By: /s/ PETER M. FALVEY
                                                        Peter M. Falvey
                                                    Its: Managing Director


February 5, 2004